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OKLAHOMA REAL ESTATE COMMISSION

This is a legally binding Contract; if not understood, seek advice from an attorney.

SUPPLEMENT

This Supplement, which is attached to and is part of the Oklahoma Uniform Contract of Sale of Real Estate between [redacted] ("Seller") and [redacted] ("Buyer") relating to the following described real estate located in McCurtain County, Oklahoma, at:

(Legal Description or Property Address) 33 Lost Creek Trl, Broken Bow, OK 74728

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All the other terms and conditions of the Uniform Contract of Sale of Real Estate shall remain the same.

[redacted] [redacted] [redacted]

Buyer's Signature	Date	Seller's Signature	Date
Buyer's Signature	Date	Seller's Signature	Date

This form was created by the Oklahoma Real Estate Contract Form Committee and approved by the Oklahoma Real Estate Commission.